         RESOLUTIONS OF THE
        BOARD OF DIRECTORS OF
        UWHARRIE CAPITAL CORP

        WHEREAS, the persons named below are designated at "Reporting Persons" of
Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting
Requirement):
        1. Board of Directors                Uwharrie Capital Corp

        2. Roger L. Dick                Chief Executive Officer Uwharrie Capital Corp
        3. Ronald B. Davis                President Uwharrie Capital Corp

      4. Christy D. Stoner                President & Chief Executive Officer
                                        The Strategic Alliance Corporation
                                        (subsidiary of Bank of Stanly), Strategic Investment
                                        Advisors, Inc. and BOS Agency, Inc.
        5.  Jim L. Strayhorn                President & Chief Executive Officer
                                        Anson Bank & Trust Co. (subsidiary bank)

        6.  Sanjay V. Mistry                President & Chief Executive Officer
                                        Cabarrus Bank & Trust Company
                                        (subsidiary bank)
7. Willie D. "Bill" Lawhon, Jr.   President & Chief Executive Officer
                                              Bank of Stanly (subsidiary bank)
        FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not "Reporting Persons" of the Company.
        FURTHER, those persons named will be responsible for complying with the
"Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions" as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and
16b.
        FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and
Exchange Commission (SEC).
Page Two
"Reporting Persons" Resolution
UCC Board of Directors Meeting
July 15, 2003

        FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick,
Ronald B. Davis or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed, for fiscal year 2003.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

 (Approved by the UCC Board of Directors  July 15, 2003)